Exhibit 10.99
CORE NATURAL RESOURCES, INC. (the “Company”)
RESTRICTED STOCK UNIT AWARD AGREEMENT
Name of Grantee: [____] (the “Grantee”)
Date of Award: February 18, 2025 (the “Award Date”)
Number of RSUs: [____]
Effective as of the Award Date, Core Natural Resources, Inc. (the “Company”) has awarded the Grantee the number of restricted stock units (the “RSUs”) set forth above pursuant and subject to the provisions of the Core Natural Resources, Inc. 2020 Amended and Restated Omnibus Performance Incentive Plan (as may be amended from time to time, the “Plan”) and the terms and conditions set forth in this Restricted Stock Unit Award Agreement (the “Agreement”), which Agreement includes the “Terms and Conditions of RSU Agreement” attached hereto as Schedule A.
CORE NATURAL RESOURCES, INC.

___________________________
[NAME]
[TITLE]
Acceptance:
To confirm your acceptance of the terms and conditions of this Agreement and of the Plan, within 30 days of issuance of this Agreement, please (i) sign this Agreement below and return the signed copy to the Company at [XXXX] or (ii) if provided on an online platform, please check the “Accept” button on such platform.
GRANTEE:
_______________________________

□ ACCEPT

Schedule A
Core Natural Resources, Inc.
Restricted Stock Unit Awards (Executive-Start-Up Awards)
(Service-Based)
Terms and Conditions of RSU Agreement
1.RSU Grant: Effective as of February 18, 2025 (the “Award Date”), Core Natural Resources, Inc. (the “Company”) granted to the Grantee service-based Restricted Stock Units with respect to a specified number of shares of Common Stock as set forth in this Agreement (the “RSUs”). By accepting the RSUs, the Grantee acknowledges and agrees that (i) the RSUs are subject to this Agreement and the terms of the Core Natural Resources, Inc. 2020 Amended and Restated Omnibus Performance Incentive Plan (as may be amended from time to time, the “Plan”) and (ii) this Agreement and the Plan set forth the entire understanding between the Grantee and the Company regarding the RSUs and supersede all prior oral and written agreements, promises and/or representations on the terms of the RSUs. Each capitalized term not defined in this Agreement has the meaning assigned to such term in the Plan.
2.Stockholder Rights: The Grantee will have no rights as a holder of shares of Common Stock with respect to the RSUs granted hereunder. Notwithstanding the foregoing, the Grantee will have the right to receive a cash payment (the “Dividend Equivalent Payment”) with respect to the RSUs (if any) that vest pursuant to this Agreement, subject to withholding pursuant to the terms of this Agreement and the Plan, in an amount equal to the aggregate cash dividends that would have been paid to the Grantee if the Grantee had been the record owner, on each record date for a cash dividend during the period from the Award Date through the settlement date of the RSUs, of a number of shares of Common Stock equal to the number of RSUs that actually vest under this Agreement. The Dividend Equivalent Payment will be made at the time the RSUs are settled. The Grantee will not be entitled to receive any payments with respect to any non-cash dividends or other distributions that may be made with respect to shares of Common Stock (but, for clarity, the RSUs will be subject to adjustment for such non-cash dividends or other distributions pursuant to Section 3(d) of the Plan).
3.Transferability: The RSUs shall not be sold, transferred, assigned, pledged or otherwise encumbered or disposed, except by will or the laws of descent and distribution.
4.Vesting: The RSUs shall vest in two equal installments on each of February 18, 2026 and February 18, 2027 (each a “Vesting Date” and February 18, 2027, the “Final Vesting Date”); provided the Grantee continues to be employed by the Company through the applicable Vesting Date, except as otherwise provided below. Notwithstanding the foregoing, any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. Settlement of the vested RSUs shall take place in accordance with Section 7(a) below.
Sched. A-1

5.Termination of Employment:
a.Without Cause, for Good Reason or Early Retirement. In the event of the Grantee’s termination of employment at any time prior to the Final Vesting Date by the Company without Cause, by the Grantee for Good Reason, or due to the Grantee’s Early Retirement, a pro-rated portion of the RSUs shall vest as of the date of such termination in an amount determined by multiplying (i) the number of RSUs scheduled to vest on the next Vesting Date following such termination of employment, by (ii) a fraction, the numerator of which is the number of days during the period beginning on the Vesting Date that last occurred prior to such termination (or the Award Date if such termination occurs prior to the first anniversary of the Award Date) and ending on the date of such termination of employment, and the denominator of which is 365. Any RSUs that do not vest on the date of such termination will be forfeited. The vested RSUs shall be settled as described in Section 7(b) below. Notwithstanding the foregoing, in the event of the Grantee’s termination of employment by the Company without Cause or by the Grantee for Good Reason at a time when the Grantee is otherwise eligible for Early Retirement or Normal Retirement (including, for the avoidance of doubt, during the 90 day period prior to the Grantee’s termination due to Early Retirement or Normal Retirement, as applicable), such termination of employment shall be deemed the Grantee’s termination due to Early Retirement or Normal Retirement, as applicable, for purposes of this Agreement and the RSUs shall vest as described in this Section 5(a) in the event the Grantee is eligible for Early Retirement (but not Normal Retirement) or Section 5(b) below in the event the Grantee is eligible for Normal Retirement.
b.Death, Disability or Normal Retirement. In the event of the Grantee’s termination of employment at any time prior to the Final Vesting Date by reason of death, by the Company due to the Grantee’s Disability, or due to the Grantee’s Normal Retirement, any unvested RSUs shall vest in full as of the date of such termination. The vested RSUs shall be settled as described in Section 7(b) below.
c.For any Reason Other than Without Cause, for Good Reason, Early Retirement, Normal Retirement or due to Death or Disability. In the event of the Grantee’s termination of employment at any time prior to the Final Vesting Date for any reason other than by the Company without Cause, by the Grantee for Good Reason, due to the Grantee’s Early Retirement or Normal Retirement, by reason of death or by the Company due to the Grantee’s Disability, all unvested RSUs will be forfeited.
d.For Cause. In the event of the Grantee’s termination of employment at any time prior to the Final Vesting Date by the Company for Cause, all unvested RSUs will be forfeited.
Sched. A-2

6.Change in Control: Except as otherwise may be provided pursuant to Section 12 of the Plan, in the event of a Change in Control at any time after the Award Date and prior to the Final Vesting Date, the RSUs shall be eligible to vest as follows:
a.RSUs Assumed in Change in Control. In the event the RSUs become a Substitute Award in connection with such Change in Control, the RSUs will continue to be eligible to vest on each Vesting Date in accordance with the vesting schedule set forth in Section 4, subject to the Grantee’s continued employment by the Company through the applicable Vesting Date, and shall be settled as described in Section 7(a) below. Notwithstanding the foregoing, in the event of the Grantee’s termination of employment by the Company without Cause, by the Grantee for Good Reason, due to the Grantee’s Early Retirement or Normal Retirement, by reason of death or by the Company due to Grantee’s Disability, in any case, at any time on or following the date of the Change in Control and prior to the Final Vesting Date (a “Change in Control Qualifying Termination”), any unvested RSUs shall vest in full as of the date of such Change in Control Qualifying Termination and shall be settled as described in Section 7(c) below.
b.RSUs Not Assumed in Change in Control. In the event the RSUs do not become a Substitute Award in connection with such Change in Control, any unvested RSUs shall vest in full as of the date of such Change in Control, subject to the Grantee’s continued employment by the Company through such date, and shall be settled as described in Section 7(d) below.
7.Settlement: Any RSUs not previously forfeited shall be settled by delivery of one share of Common Stock for each RSU that vests. The vested RSUs shall be settled as follows:
a.Settlement following Standard Vesting or a Change in Control in which the RSUs are Assumed. In the event the RSUs vest pursuant to Section 4 or Section 6(a) (other than due to a Change in Control Qualifying Termination), the RSUs shall be settled as soon as practicable after each Vesting Date, but in no event later than 60 days after the applicable Vesting Date.
b.Settlement following Grantee’s Termination Without Cause, for Good Reason, Early Retirement, Normal Retirement or due to Death or Disability, in any case, Prior to a Change in Control. In the event the RSUs vest pursuant to Section 5(a) or Section 5(b), the RSUs shall be settled within 60 days of the date of termination.
c.Settlement following Grantee’s Change in Control Qualifying Termination. In the event the RSUs vest pursuant to Section 6(a) due to the Grantee’s Change in Control Qualifying Termination, the RSUs shall be settled within 60 days of the date of such Change in Control Qualifying Termination.
d.Settlement following Change in Control in which the RSUs are Not Assumed. In the event the RSUs vest pursuant to Section 6(b) in connection with a Change in
Sched. A-3

Control in which the RSUs do not become a Substitute Award, the RSUs shall be settled within 30 days of the date of such Change in Control.
8.Tax Withholding: The Grantee is solely responsible for the satisfaction of all taxes and penalties that may arise in connection with the RSUs. The tax withholding obligation shall be satisfied by withholding shares of Common Stock otherwise issuable in respect of the Grantee’s RSUs. To the extent applicable, the Grantee authorizes the Company to satisfy any tax withholding obligation arising upon the lapse of any risk of forfeiture (including FICA due upon such lapse) by accelerating the settlement and withholding of the number of shares of Common Stock subject to the RSUs required to satisfy such tax withholding obligation (including the additional FICA tax and income tax withholding attributable to the pyramiding of FICA tax and income tax withholding due to the foregoing payments). The Company may withhold shares up to the maximum applicable withholding tax rate for federal (including FICA), state, local and foreign tax liabilities. Shares of Common Stock used to satisfy tax withholding shall be valued based on the Fair Market Value when the tax withholding is required to be made.
9.No Right to Continued Employment: The Grantee understands and agrees that this Agreement does not impact the right of the Company or any of its affiliates employing the Grantee to terminate or change the terms of the Grantee’s employment at any time for any reason, with or without cause. The Grantee understands and agrees that the Grantee’s employment with the Company or any of its affiliates is on an “at-will” basis.
10.Restrictive Covenants: In consideration of the grant of the RSUs, the Grantee agrees to the following restrictive covenants:
a.Non-Competition and Non-Solicitation. During the period beginning on the Award Date and ending on the earlier of (i) the first anniversary of the Grantee’s termination of employment for any reason or (ii) the date on which a Change in Control occurs, the Grantee will not engage in any Competitive Activity or Solicitation Activity.
b.Confidentiality. The Grantee will at all times keep secret and confidential all Confidential Information that the Grantee acquires or has acquired in connection with or as a result of the performance of services for the Company unless (i) the Company otherwise consents or (ii) the Grantee is legally required to disclose such Confidential Information by a court of competent jurisdiction. Notwithstanding anything to the contrary contained herein, nothing in this Agreement or any previous agreement with the Company shall prohibit the Grantee from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Grantee does not need the prior authorization of the Company to make any such reports or disclosures
Sched. A-4

and the Grantee is not required to notify the Company that the Grantee has made such reports or disclosures.
c.Non-Disparagement. The Grantee will not knowingly make any statement, written or oral, that disparages the business or reputation of the Company or any of its subsidiaries or the officers or directors of any of them. The Company’s officers and directors will not knowingly make any statement, written or oral, that disparages the business or reputation of the Grantee.
Notwithstanding anything in this Agreement to the contrary, if the Grantee breaches in any material respect any of the restrictive covenants set forth in this Section 10, the RSUs will be forfeited in their entirety. The restrictive covenants set forth in this Section 10 shall be in addition to and shall not supersede any other restrictive covenants set forth in any agreement between the Grantee and the Company or any of its subsidiaries.
11.Section 409A: It is intended that this Agreement comply with, or be exempt from, the requirements of Section 409A and the Plan and this Agreement shall be interpreted accordingly. All payments hereunder shall be deemed separate payments for purposes of Section 409A. For purposes of any payment hereunder in respect of RSUs subject to Section 409A, references to the Grantee’s termination of employment (or words of like import) shall mean the Grantee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)). Notwithstanding anything in the Plan or this Agreement to the contrary, if the Grantee is a “specified employee” under Section 409A (as determined by the Committee), no payment hereunder that is subject to Section 409A shall be made as a result of a “separation from service” of the Grantee until the earlier of (i) the first business day following the six (6) month anniversary of the Grantee’s separation from service or (ii) the date of the Grantee’s death. Notwithstanding anything herein to the contrary, to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4)(ix), payment in respect of the RSUs subject to Section 409A may be accelerated in connection with a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5) without the consent of the Grantee.
12.Agreement Governs: In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of this Agreement shall govern; provided that Section 3(d), Section 12 and Section 13(b) of the Plan shall govern over any conflicting provision of this Agreement.
13.Captions: Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
14.Severability: In the event that any provision in this Agreement shall be held invalid or unenforceable for any reason, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

Sched. A-5

15.Definitions:
a.“Cause” has the meaning given to such term in the Grantee’s offer letter or other applicable employment or severance agreement with the Company, a subsidiary of the Company or any predecessor to the Company or a subsidiary, or if there is no such definition, as defined in the Plan.
b.“Change in Control” means, notwithstanding anything in the Plan to the contrary, the earliest to occur of: (1) any one “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Shares), or more than one “person” acting as a “group,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Shares that, together with the Shares held by such “person” or “group,” possess more than 40% of the total fair market value or total voting power of the Shares and other stock of the Company; (2) a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (3) the sale of all or substantially all of the Company’s assets (which shall be determined in the sole discretion of the Committee); provided, however, that, in addition to the foregoing, such event must also qualify as a “Change in Control” event within the meaning of Treas. Reg. Section 1.409A-3(i)(5)(i) with respect to the Company. For the avoidance of doubt, references within this definition of “Change in Control” to the “Company” are solely to Core Natural Resources, Inc., such that a sale of a subsidiary of Core Natural Resources, Inc. shall not constitute a “Change in Control” under this Agreement unless otherwise determined in the sole discretion of the Committee.
c.“Competitive Activity” means the Grantee’s participation, without the written consent of the Chief Legal Officer of the Company (or an authorized officer of the Company if the Grantee is the Chief Legal Officer), in the management of any Competitive Operation. Competitive Activity will not include (i) the mere ownership of securities in any enterprise or (ii) participation in the management of any enterprise or any business operation thereof, other than in connection with a Competitive Operation of such enterprise.
d.“Competitive Operation” means the business operation of any enterprise if such operation engages in substantial and direct competition with any business operation actively conducted by the Company or its divisions and subsidiaries on the date of the Grantee’s termination of employment. A business operation will be considered a Competitive Operation if such business sells a competitive product or service that constitutes (i) 15% of that business’s total sales or (ii) 15% of the total sales of any individual subsidiary or division of that business and, in
Sched. A-6

either event, the Company’s sales of a similar product or service constitutes (x) 15% of the total sales of the Company or (y) 15% of the total sales of any individual subsidiary or division of the Company.
e.“Confidential Information” means information relating to the Company’s, its divisions’ and subsidiaries’ and their successors’ business practices and business interests, including, but not limited to, customer and supplier lists, business forecasts, business and strategic plans, financial and sales information, information relating to products, process, equipment, operations, marketing programs, research or product development, engineering records, computer systems and software, personnel records or legal records.
f.“Disability” has the meaning given to such term in the Plan.
g.“Early Retirement” means, upon at least 90 days’ prior written notice to the Company, the Grantee’s voluntary termination of employment for any reason on or after the date on which the Grantee attains age 55 and has ten years of service (whether or not continuous and whether or not the years of service are full calendar years) with the Company, a subsidiary of the Company or any predecessor to the Company or a subsidiary; provided that, the Grantee has not been terminated for Cause.
h.“Good Reason” has the meaning given to such term in the Grantee’s offer letter or other applicable employment or severance agreement with the Company, a subsidiary of the Company or any predecessor to the Company or a subsidiary.
i.“Normal Retirement” means, upon at least 90 days’ prior written notice to the Company, the Grantee’s voluntary termination of employment for any reason on or after the date on which the Grantee attains age 60 and has 20 years of service (whether or not continuous and whether or not the years of service are full calendar years) with the Company, a subsidiary of the Company or any predecessor to the Company or a subsidiary; provided that, the Grantee has not been terminated for Cause.
j.“Solicitation Activity” means the Grantee’s solicitation for employment or hiring, without the written consent of the Chief Legal Officer of the Company (or an authorized officer of the Company if the Grantee is the Chief Legal Officer), of any person employed or retained by the Company on, or during the six months preceding, the date of the Grantee’s termination of employment.

Sched. A-7